Raytheon                                                      Raytheon Company
                                                      Corporate Communications
                                                             141 Spring Street
                                                           Lexington, MA 02421
                                                       http://www.raytheon.com

                                                                  News release
FOR IMMEDIATE RELEASE

Contact:
David Polk
781.860.2386

Hughes to reimburse Raytheon $635.5 million to settle 1997 merger dispute; Company also announces third quarter write-down on commuter aircraft

      LEXINGTON, Mass., (Oct. 17, 2001) - Raytheon Company (NYSE: RTN) and Hughes Electronics Corporation announced that they have agreed to a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense. Under terms of the agreement, Hughes Electronics will reimburse Raytheon $635.5 million of its $9.5 billion purchase price, with $500 million received on Oct. 16 and the balance to be paid within six months. Raytheon expects to use the proceeds to pay down debt.

      The settlement between Raytheon and Hughes Electronics does not affect Raytheon's ongoing dispute with Towers, Perrin, Forster & Crosby (Towers Perrin). Raytheon filed suit against Towers Perrin in November 1999 claiming that Towers Perrin made false representations regarding pension plans that Raytheon acquired as part of the Hughes merger.

      Raytheon today also announced that it expects to record a third quarter charge of $693 million in connection with its commuter aircraft business and $52 million related to used general aviation aircraft. The after-tax effect of the charges is $484 million, or $1.36 per diluted share. Consequently, the company expects to report a loss for the 2001 third quarter and for the year. The cash portion of the charge is expected to be approximately $350 million spread over a four-year period.

       While Raytheon has been reducing its build rates on commuter aircraft over the last 18 months, current market conditions and the tragic events of September 11 have had a significant adverse effect on both the airline industry and aircraft manufacturers, including Raytheon Aircraft Company.

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      With  headquarters  in  Lexington,  Mass.,  Raytheon  Company  is a global technology leader in defense, government and commercial electronics, and business and special mission aircraft.

Forward-looking statements

Certain statements made in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "estimate," "intend," or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Risks that could cause actual results to differ include, but are not limited to the continued deterioration in the aircraft market.

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